For Immediate Release	Contact: Barbara Thompson
October 24, 2005	First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2005

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending Sept. 30, 2005, of $30.0 million compared to $16.9 million for the corresponding period of 2004, an increase of 77.6 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the third quarter 2005 totaled $2.87 compared to $1.62 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.84 percent for the third quarter of 2005, compared to 0.52 percent for the same period of 2004. The annualized return on average equity was 10.39 percent during the current quarter, compared to 6.34 percent for the same period of 2004.

During the third quarter of 2005, net interest income grew $16.1 million or 16.5 percent when compared to the same period of 2004. Net interest income increased due to a favorable rate variance and a 10.3 percent growth in average interest-earning assets. The net yield on interest-earning assets increased 18 basis points from 3.39 percent in the third quarter of 2004 to 3.57 percent in the third quarter of 2005. Average investment securities increased 36.7 percent, while average loans increased 2.9 percent.

Noninterest income increased $4.5 million or 7.0 percent during the third quarter, the result of improvements in cardholder and merchant services income and other service charges and fees. Cardholder and merchant services income increased $2.6 million or 15.4 percent from the third quarter of 2004 due to higher merchant and interchange income. Other service charges and fees increased $1.2 million or 36.3 percent during the third quarter of 2005. Service charge income declined by $1.7 million or 8.0 percent as a result of reductions in commercial service charge income stemming from higher interest rates.

Noninterest expense increased $8.3 million or 6.9 percent during the third quarter of 2005. Salary expense increased $3.0 million or 5.7 percent during 2005 caused by the continued expansion of IronStone Bank’s franchise. Employee benefit expense increased $1.8 million or 15.3 percent due to higher pension costs and costs related to executive post-retirement benefits. Occupancy expense increased $1.1 million or 9.9 percent, the result of higher depreciation costs for new facilities.

The provision for loan losses decreased $761,000 or 9.5 percent from the third quarter of 2004 to the same period of 2005 due to reduced loan growth and improved levels of nonperforming assets. Net charge-offs were $7.2 million during the third quarter of 2005, compared to $5.5 million during the same period of 2004, a $1.7 million or 30.9 percent increase. The ratio of net charge-offs to average loans for the current quarter equaled 0.30 percent compared to 0.24 percent in the third quarter of 2004.

For the third quarters of 2005 and 2004, the effective tax rates were 35.5 percent and 49.5 percent, respectively. The higher effective tax rate during 2004 resulted from higher state income tax expense following a routine audit of previous year returns.

For the nine-month period ending Sept. 30, 2005, net income was $85.0 million, or $8.15 per share, compared to $50.1 million, or $4.80 per share earned during the same period of 2004. Annualized net income for 2005 represents 0.83 percent of average assets compared to 0.53 percent for 2004. The annualized return on average equity was 10.16 percent for the first nine months of 2005, compared to 6.39 percent for the same period of 2004.

Year-to-date net interest income for 2005 increased $46.5 million or 16.4 percent from the same period of 2004. An 8.4 percent increase in average interest-earning assets contributed to the improved level of net interest income. Net interest income also benefited from a favorable interest rate variance, as the taxable-equivalent net yield on interest-earning assets improved 25 basis points to 3.60 percent during 2005.

Noninterest income increased $9.8 million or 5.2 percent during the first nine months of 2005, the result of improved cardholder and merchant services income and gains recognized on the securitization and sale of revolving mortgage loans. These favorable variances were partially offset by lower deposit service charges. Noninterest expense increased $13.3 million or 3.7 percent during the first nine months of 2005, the result of higher personnel expenses and occupancy costs.

For the nine-month period ending Sept. 30, the provision for loan losses was $19.5 million and $25.7 million for 2005 and 2004, respectively. The decrease in the provision for loan losses resulted from lower levels of net charge-offs and slower loan growth. Net charge-offs were $15.6 million in 2005 and $17.2 million in 2004 during the respective nine-month periods, a decrease of $1.7 million or 9.7 percent during 2005. Year-to-date net charge-offs represent 0.22 percent of average loans outstanding during 2005, compared to 0.26 percent for the same period of 2004.

The effective income tax rate for the nine-month period ending Sept. 30, 2005 was 37.0 percent compared to 41.7 percent in the same period of 2004. The higher rate in 2004 was primarily due to expenses incurred from the state tax audit.

As of Sept. 30, 2005, First Citizens had total assets of $14.5 billion. First Citizens Bank has 337 branches in North Carolina, Virginia, Maryland, Tennessee and West Virginia. IronStone Bank has 53 branches in Georgia, Florida, Texas, Arizona, New Mexico, California, Oregon, Washington, and Colorado. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2005	2004	2005	2004
Interest income	$173,534	$131,411	$481,985	$379,765
Interest expense	59,306	33,320	151,420	95,667

Net interest income	114,228	98,091	330,565	284,098
Provision for credit losses	7,211	7,972	19,531	25,736

Net interest income after provision for credit losses	107,017	90,119	311,034	258,362
Noninterest income	68,106	63,634	197,895	188,078
Noninterest expense	128,665	120,381	373,961	360,625

Income before income taxes	46,458	33,372	134,968	85,815
Income taxes	16,505	16,504	49,942	35,744

Net income	$29,953	$16,868	$85,026	$50,071

Taxable-equivalent net interest income	$114,603	$98,403	$331,655	$285,045

Net income per share	$2.87	$1.62	$8.15	$4.80
Cash dividends per share	0.275	0.275	0.825	0.825

Profitability Information (annualized)
Return on average assets	0.84%	0.52%	0.83%	0.53%
Return on average equity	10.39	6.34	10.16	6.39
Taxable-equivalent net yield on interest-earning assets	3.57	3.39	3.60	3.35

CONDENSED BALANCE SHEETS

		September 30	December 31	September 30
(thousands, except share data; unaudited)		2005	2004	2004
Cash and due from banks		$702,837	$679,683	$666,482
Investment securities		2,871,731	2,125,524	2,027,837
Loans		9,359,540	9,354,387	9,150,859
Allowance for loan and lease losses		(126,297)	(123,861)	(121,266)
Other assets		1,677,108	1,229,978	1,301,778

Total assets		$14,484,919	$13,265,711	$13,025,690

Deposits		$12,123,491	$11,350,798	$11,124,996
Other liabilities		1,202,543	828,603	832,680
Shareholders’ equity		1,158,885	1,086,310	1,068,014

Total liabilities and shareholders’ equity		$14,484,919	$13,265,711	$13,025,690

Book value per share		$111.06	$104.11	$102.35
Tangible book value per share		100.17	93.12	91.31

SELECTED AVERAGE BALANCES

	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2005	2004	2005	2004
Total assets	$14,160,391	$12,935,674	$13,699,234	$12,723,224
Investment securities	2,764,377	2,022,450	2,396,451	2,171,462
Loans	9,323,115	9,058,562	9,334,806	8,778,200
Interest-earning assets	12,750,494	11,561,331	12,314,757	11,359,728
Deposits	11,836,193	11,039,247	11,594,227	10,839,790
Interest-bearing liabilities	10,312,675	9,330,244	9,943,013	9,258,712
Shareholders’ equity	$1,143,391	$1,057,749	$1,118,609	$1,046,592
Shares outstanding	10,434,453	10,434,453	10,434,453	10,435,514

ASSET QUALITY

		September 30	December 31	September 30
(dollars in thousands; unaudited)		2005	2004	2004
Nonaccrual loans		$11,065	$14,266	$16,062
Other real estate		4,843	9,020	7,749

Total nonperforming assets		$15,908	$23,286	$23,811

Accruing loans 90 days or more past due		$7,712	$12,192	$10,473
Net charge-offs (year-to-date)		$15,558	22,998	$17,236
Nonperforming assets to gross loans plus other real estate		0.17%	0.25%	0.26%
Allowance for credit losses to total loans and leases		1.42	1.40	1.40
Net charge-offs to average total loans (annualized, year-to-date)		0.22	0.26	0.26

CAPITAL INFORMATION

		September 30	December 31	September 30
(dollars in thousands; unaudited)		2005	2004	2004
Tier 1 capital		$1,294,600	$1,217,149	$1,194,632
Total capital		1,560,206	1,351,535	1,325,966
Risk-weighted assets		10,346,169	10,023,469	9,823,485
Tier 1 capital ratio		12.51%	12.14%	12.16%
Total capital ratio		15.08	13.48	13.50
Leverage capital ratio		9.22	9.26	9.32